DELTIC Timber Corporation	Exhibit 99.1 NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730 NYSE: DEL

FOR RELEASE	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
July 26, 2006		Investor Relations	Public Relations
		(870) 881-6481	(870) 881-6407

Deltic Announces Second Quarter 2006 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2006 totaled $2.5 million, $.20 a share, compared to $6.4 million, $.52 a share, a year ago. Operating income was $4.4 million, a $5.7 million decrease from the second quarter of 2005 due primarily to reductions in both pricing levels for lumber and residential real estate lot sales activity. Net cash provided by operating activities was $10.4 million for the second quarter of 2006, which compares to $11.5 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Results for the second quarter of 2006 were impacted by the slowdown in housing starts in the U.S. due to rising interest rates and the resulting decrease in U.S. lumber consumption. These factors have directly affected our Mills and Real Estate segments. Lumber sales prices have dropped some 13 percent from the second quarter of 2005; and as we expected, the slowdown in residential lot sales activity that began in the second half of 2005 has continued. Pricing for pine sawtimber remains strong as evidenced by a $46 per ton average sales price during the current quarter, allowing our core Woodlands segment to continue to generate stable operating income and cash flows. However, the stability in timber prices during a declining lumber market has again put pressure on margins in the manufacturing segment of our business. Therefore, at our sawmills, we continue to focus on improving hourly productivity rates and efficiencies, while reducing controllable manufacturing costs. We remain pleased with the level of interest in commercial property in Chenal Valley, and are working with several potential buyers. Operations at Del-Tin Fiber continue to improve, and the joint venture reported a record monthly profit in the month of June. During the second quarter of 2006, Deltic leased natural gas drilling rights on an additional 9,800 net mineral acres in the Fayetteville Shale Play area, bringing the total acres leased there to just over 25,000. The Company also repaid the remaining balance outstanding under its revolving credit facility.”

The Woodlands segment earned $6.4 million in the second quarter of 2006, a decrease of $.2 million when compared to $6.6 million for the same period of 2005. The Company’s pine sawtimber harvest decreased from 155,840 tons in the prior-year quarter to 153,807 tons in 2006’s second quarter. Average pine sawtimber price was $46 per ton for the current quarter versus $47 per ton a year ago.

Deltic’s Mills segment reported a loss of $.6 million in the second quarter of 2006 compared to income of $3.1 million in the corresponding quarter of 2005. Finished lumber sales price decreased 13 percent, or $50 per thousand board feet, to $335. Lumber sales volume of 78.2 million board feet increased 13 percent when compared to 2005’s second quarter, primarily as a result of improved hourly lumber productivity rates.

The Company’s Real Estate segment earned $1.4 million in the second quarter of 2006, which compares to $3.5 million for the same quarter of 2005. Residential lot sales for the second quarter of 2006 decreased from 90 lots to 32 when compared to a year ago. Due to sales mix, the average lot price increased by $33,000 to $121,400 per lot. No commercial sales occurred in the second quarter of either year. Corporate operating expense was $3.2 million for 2006’s second quarter, which compares to $2.9 million for the corresponding quarter of 2005.

Deltic’s equity in Del-Tin Fiber was income of $.9 million for the second quarter of 2006, an increase of $.2 million when compared to income of $.7 million a year ago. The 2005 second quarter included a $.4 million benefit from an insurance claim related to the first quarter 2005 fire in the plant.

Capital expenditures were $7.7 million for 2006’s second quarter and $11.6 million for the six months ended June 30, 2006. For the corresponding periods of 2005, capital expenditures totaled $9 million and $14.4 million respectively.

For the first six months of 2006, net income totaled $6.3 million, $.51 a share. Financial results for the six months ended June 30, 2005, were net income of $8.9 million, $.73 a share. Net cash provided by operating activities was $19.2 million for the 2006 period compared to $20.7 million a year ago.

Pine sawtimber harvest level for the six months ended June 30, 2006, was 367,722 tons, a 10 percent increase when compared to 335,042 tons during the same period of 2005. Average pine sawtimber price of $46 per ton increased $1 per ton from the prior-year period. Finished lumber average sales price decreased $29, or eight percent, from $378 per thousand board feet to $349. Lumber sales increased 11.9 million board feet to 150 million. Residential lot sales for the first half of 2006 totaled 59 lots at an average price of $113,900, which compares to 127 lots at $83,700 per lot for the corresponding period of 2005. No commercial acreage sales occurred during the first six months of 2006, while a .99-acre commercial outparcel was sold for a price equivalent to $632,600 per acre in the first half of 2005.

In regard to the outlook for the third quarter and year of 2006, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 140,000 to 160,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 70 to 80 million board feet for the third quarter and 280 to 300 million feet for the year, depending on market conditions. Residential lot sales are projected at 15 to 25 lots and 110 to 135 lots for the third quarter and year of 2006, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 27, 2006 at 10:00 a.m. Central Time to discuss second quarter 2006 earnings. Interested parties may participate in the call by dialing 1-866-239-0750. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Wednesday, August 9, by dialing 1-888-203-1112 and referencing replay passcode identification number 3429502.

Summary financial data and operating statistics for the second quarter of 2006 with comparisons to 2005 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2006		Three Months Ended June 30, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$9.9	6.4	9.2	6.6
Mills	30.9	(0.6)	31.8	3.1
Real Estate	6.6	1.4	10.1	3.5
Corporate	0.0	(3.2)	0.0	(2.9)
Eliminations	(5.9)	0.4	(5.1)	(0.2)

Total net sales/operating income	$41.5	4.4	46.0	10.1

	Six Months Ended June 30, 2006		Six Months Ended June 30, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$22.2	14.9	18.9	13.4
Mills	61.8	1.0	62.0	4.8
Real Estate	11.4	2.1	15.1	4.5
Corporate	0.0	(6.7)	0.0	(5.9)
Eliminations	(12.7)	0.4	(10.6)	(0.4)

Total net sales/operating income	$82.7	11.7	85.4	16.4

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$41,410	45,980	82,656	85,415

Costs and expenses
Cost of sales	29,542	29,896	55,941	56,718
Depreciation, amortization, and cost of fee timber harvested	3,317	2,881	7,055	5,838
General and administrative expenses	4,098	3,107	7,917	6,431

Total costs and expenses	36,957	35,884	70,913	68,987

Operating income	4,453	10,096	11,743	16,428

Equity in Del-Tin Fiber	808	738	1,171	23
Interest income	107	135	141	160
Interest and other debt expense	(1,345)	(1,457)	(2,737)	(2,860)
Other income/(expense)	95	(3)	147	(3)

Income/(loss) before income taxes	4,118	9,509	10,465	13,748

Income taxes	(1,656)	(3,136)	(4,170)	(4,828)

Net income/(loss)	$2,462	6,373	6,295	8,920

Earnings per common share
Basic	$0.20	0.52	0.51	0.73
Assuming dilution	$0.20	0.52	0.50	0.72

Dividends per common share	$0.0750	0.0625	0.1500	0.1250

Average common shares outstanding (thousands)	12,401	12,249	12,384	12,238

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) June 30, 2006	Dec. 31, 2005
Working capital	$10,895	7,027
Total assets	320,437	316,327
Long-term debt	70,000	74,500
Stockholders' equity	206,225	198,244

OTHER DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Capital expenditures - thousands of dollars
Woodlands	$1,452	1,962	2,243	3,081
Mills	2,617	3,362	4,840	6,054
Real Estate	3,638	3,692	4,503	5,236
Corporate	33	20	48	74

Total	$7,740	9,036	11,634	14,445

Net cash provided by operating activities	$10,440	11,446	19,201	20,657

Woodlands
Pine sawtimber harvested from fee lands - tons	153,807	155,840	367,722	335,042
Pine sawtimber price - per ton	$46	47	46	45

Timberland sales - acres	160.00	18.09	160.00	18.09
Timberland sales price - per acre	$1,000	8,500	1,000	8,500

Mills
Finished lumber sales - thousands of board feet	78,229	69,269	149,962	138,021
Finished lumber price - per thousand board feet	$335	385	349	378

Real Estate
Residential
Lots sold	32	90	59	127
Average sales price - per lot	$121,400	88,400	113,900	83,700
Commercial
Acres sold	—	—	—	0.99
Average sales price - per acre	$—	—	—	632,600